EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK

of One Wall Street, New York, N.Y. 10286

And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business September 30, 2003, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts
ASSETS	In Thousands
Cash and balances due from depository
institutions:
Noninterest-bearing balances and currency
and coin	$3,688,426
Interest-bearing balances	4,380,259
Securities:
Held-to-maturity securities	270,396
Available-for-sale securities	21,509,356
Federal funds sold in domestic offices	1,269,945
Securities purchased under agreements to
resell	5,320,737
Loans and lease financing receivables:
Loans and leases held for sale	629,178
Loans and leases, net of unearned
income	38,241,326
LESS: Allowance for loan and
lease losses	813,502
Loans and leases, net of unearned
income and allowance	37,427,824
Trading Assets	6,323,529
Premises and fixed assets (including
capitalized leases)	938,488
Other real estate owned	431
Investments in unconsolidated subsidiaries
and associated companies	256,230
Customers' liability to this bank on
acceptances outstanding	191,307
Intangible assets
Goodwill	2,562,478
Other intangible assets	798,536
Other assets	6,636,012
Total assets	$92,203,132

LIABILITIES
Deposits:
In domestic offices	$35,637,801
Noninterest-bearing	15,795,823
Interest-bearing	19,841,978
In foreign offices, Edge and Agreement
subsidiaries, and IBFs	23,759,599
Noninterest-bearing	599,397
Interest-bearing	23,160,202
Federal funds purchased in domestic
Offices	464,907
Securities sold under agreements to repurchase
repurchase	693,638
Trading liabilities .	2,634,445
Other borrowed money:
(includes mortgage indebtedness and
obligations under capitalized leases)	11,168,402
Bank's liability on acceptances executed and
outstanding	193,690
Subordinated notes and debentures	2,390,000
Other liabilities	6,573,955
Total liabilities	$83,516,437
Minority interest in consolidated
subsidiaries	519,418

EQUITY CAPITAL
Perpetual preferred stock and related
Surplus	0
Common stock	1,135,284
Surplus	2,057,234
Retained earnings	4,892,597
Accumulated other comprehensive income	82,162
Other equity capital components	0
Total equity capital .	8,167,277
Total liabilities minority interest and equity
capital	$92,203,132